EXHIBIT 4

PricewaterhouseCoopers LLP Chartered Accountants 1250 René-Lévesque Boulevard West Suite 2800 Montreal, Quebec Canada H3B 2G4 Telephone +1 (514) 205 5000 Facsimile +1 (514) 205-5675

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Annual Report on Form 40-F of CAE Inc. for the year ended March 31, 2005, of our auditors’ report dated May 10, 2005 on the consolidated balance sheets of CAE Inc. as at March 31, 2005 and 2004 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended March 31, 2005, and our related Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Difference dated May 10, 2005.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-97185) of CAE Inc., relating to common shares to be offered to employees under employee benefit plans, of our auditors’ report dated May 10, 2005 relating to the above-mentioned financial statements and of our related Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences dated May 10, 2005.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants

Montréal, Québec
June 28, 2005

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.